UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

Amendment No. 1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bubblr Inc.

(Exact name of registrant as specified in its charter)

Wyoming	4899	86-2355916
(State of other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

21 West 46th Street

New York, New York 10036

(647)  646 2263
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Registered Agents Inc.

30 N Gould St Ste R

Sheridan, WY 82801

(307) 200-2803

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Scott Doney, Esq. The Doney Law Firm 4955 S. Durango Dr. Ste. 165 Las Vegas, NV 89113 (702) 982-5686	Joseph M. Lucosky, Esq. Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, NJ 08830 (732) 395-4400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated Filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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EXPLANATORY NOTE

This Amendment No.1 to the Registration Statement on Form S-1 is being filed solely for the purpose of filing a revised Exhibit 107 as indicated in Part II of this Amendment No. 1. Accordingly, this Amendment No.1 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. The prospectus relating to an offering of common shares of Bubblr, Inc. are unchanged and have been omitted.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by the Registrant in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee:

Amount to be Paid
SEC Registration Fee	$
FINRA Filing Fee
Initial Nasdaq Listing Fee
Printing and Engraving Fees and Expenses
Legal Fees and Expenses
Accounting Fees and Expenses
Transfer Agent and Registrar Fees and Expenses
Miscellaneous Fees and Expenses
Total	$

Item 14. Indemnification of Officers and Directors.

Our officers and directors are indemnified as provided by the Wyoming General Corporation Law and our By-Laws.

Section 17-16-856 of the Wyoming Business Corporation Act provides that a corporation may indemnify corporate “agents” (including directors, officers and employees of the corporation) against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with defending non-derivative actions if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful, and against expenses actually and reasonably incurred in connection with defending derivative actions if such person acted in good faith and in a manner such person believed to be in the best interests of the corporation and its shareholders. Indemnification is obligatory to the extent that an agent of a corporation has been successful on the merits in defense of any such proceeding against such agent, but otherwise may be made only upon a determination in each instance either by a majority vote of a quorum of the Board of Directors (other than directors involved in such proceeding), by independent legal counsel if such a quorum of directors is not obtainable, by the shareholders (other than shareholders to be indemnified), or by the court, that indemnification is proper because the agent has met the applicable statutory standards of conduct. Corporations may also advance expenses incurred in defending proceedings against corporate agents, upon receipt of an undertaking that the agent will reimburse the corporation unless it is ultimately determined that the agent is entitled to be indemnified against expenses reasonably incurred.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is, therefore, unenforceable.

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Item 15. Recent Sales of Unregistered Securities

In the two years preceding the filing of this registration statement, we have issued and sold the following securities that were not registered under the Securities Act of 1933, as amended:

On September 9, 2020, we issued 4,573,897 shares of Common Stock in connection with the acquisition of Bubblr Limited.

On January 18, 2021, we issued 2,650 shares of Common Stock in conversion of the Series B Preferred Stock.

On January 31, 2021, we issued 330,120 shares of Common Stock for services.

On May 3, 2021, we issued 7,000,000 shares of Common Stock for the settlement of debt.

On June 28 2021, we issued 204,080 shares of Common Stock for services.

On October 11, 2021, we issued 51,020 shares to Neeta Shah, as per her consulting agreement October 1, 2021.

On October 11, 2021, we issued 33,000 shares for Investor Relation services, as per the contract signed July 1, 2021.

On February 2, 2022 we issued 103,000 shares for an Equity incentive to White Lion Capital LLC.

On February 23, 2022, we issued 147,960 shares for Services.

On March 9, 2022 we issued 587,039 shares for an Equity incentive to GHS Investments, LLC.

On March 17, 2022, we issued 19,250 shares for Investor Relation services, as per the contract signed July 1, 2021.

On March 22, 2022 we issued 103,000 shares in connection with a Termination and Release Agreement that terminated the Common Stock Purchase Agreement and Registration Rights Agreement with White Lion Capital LLC.

By March 9 of 2022, we issued 503 shares of Series C Preferred Stock and warrants to purchase 75% of the number of shares convertible by the Series C Preferred Stock.

On April 25, 2022, we issued 200 shares of Series C Preferred Stock and warrants to purchase 75% of the number of shares convertible by the Series C Preferred Stock.

On May 23, 2022, we issued 100 shares of Series C Preferred Stock and warrants to purchase 75% of the number of shares convertible by the Series C Preferred Stock.

On May 30, 2022, we granted to our CEO and Director, Rik Willard 5,400,000 restricted stock units, which vest 2,700,000 annually over a period of two years. On the same date, we granted to our COO and Director, Steven Saunders, 3,000,000 restricted stock units, which vest 1,500,000 annually over a period of two years.

The following were issued during the three months ended June 30, 2022:

•	147,960 shares for Executive Board Chair services valued at $75,460;

•	67,079 shares for Investor Relations services valued at $22,980;

•	7,597,244 shares for Consultancy in regards the Merger with U.S. Wireless Online, Inc valued at $1,979,082;

•	587,039 shares as commitment shares under the Equity Financing Agreement with GHS;

•	206,000 shares to White Lion Capital, LLC as a result of a Termination and Release Agreement; and

•	903 shares of Series C Preferred Stock and 75% warrant coverage in connection with Securities Purchase Agreements with GHS and Proactive.

Subsequent to June 30, 2022, the Company issued

•	96,524 shares of Common Stock in connection with Investor Relation Services.

•	345,220 shares of Common Stock in connection with an agreement to waive a prohibition on borrowing over $200,000

The offers, sales, and issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited or sophisticated person and had adequate access, through employment, business or other relationships, to information about us.

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Item 16.   Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Index

Exhibit No.	Exhibit Description
1.1	Form of Underwriting Agreement***

3.1	Amended and Restated Articles of Incorporation (1)

3.2	Amended and Restated Bylaws (11)

3.3	Certificate of Designation for Series C Convertible Preferred Stock (3)

4 .1	Form of Convertible Promissory Note(1)

4.2	Common Stock Purchase Warrant dated March 4, 2022 in favor of GHS Investments(6)

4.3	Common Stock Purchase Warrant dated March 9, 2022 in favor of Proactive Capital Partners LP (6)

4.4	Common Stock Purchase Warrant dated April 25, 2022 in favor of GHS Investments(5)

4.5	Common Stock Purchase Warrant dated May 25, 2022 in favor of GHS Investments(7)

4.6	Common Stock Purchase Warrant dated June 24, 2022 in favor of GHS Investments(10)

4.7	Form of Representative Warrant***

4.8	Form of Warrant***

5.1	Opinion of The Doney Law Firm***

10.1	Form of Note Purchase Agreement(1)

10.2	Employment Agreement dated July 1, 2021 with Steven Saunders(1)

10.3	Employment Agreement dated July 1, 2021 with Stephen Morris(1)

10.4	Employment Agreement dated August 16, 2021 with Rik Willard(1)

10.5	Loan Agreement dated January 10, 2016 with Stephen Morris(2)

10.6	Securities Purchase Agreement dated March 4, 2022 with GHS Investments(9)

10.7	Securities Purchase Agreement dated March 9, 2022 with Proactive Capital Partners LP(9)

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10.8	Equity Financing Agreement dated March 9, 2022 with GHS Investments(3)

10.9	Registration Rights Agreement dated March 9, 2022 with GHS Investments(3)

10.10	Termination and Release Agreement dated March 22, 2022 with White Lion Capital LLC(4)

10.11	Amended and Restated Employment Agreement dated May 31, 2022 with Rik Willard(8)

10.12	Amended and Restated Employment Agreement dated May 31, 2022 with Steven Saunders(8)

10.13	2022 Equity Incentive Plan(8)

10.14	First Amendment to Loan Agreement dated May 23, 2022 with Stephen Morris(8)

10.15	Form of Lock-Up Agreement ***

10.15	Second Amendment to Loan Agreement dated September 6, 2022 with Stephen Morris(11)

10.16	Loan Agreement dated September 6, 2022(11)

14.1	Code of Business Conducts and Ethics(12)

21.1	List of Subsidiaries(1)

23.1	Consent of Pinnacle Accountancy Group of Utah(12)

23.2	Consent of the Doney Law Firm (contained in Exhibit 5.1)***

24.1	Power of Attorney (contained on signature page hereto)**

107	Filing Fee Table**

 ** filed herewith

*** filed by amendment

(1)	Incorporated by reference to the Form S-1, filed by the Company with the Securities and Exchange Commission on November 9, 2021.
(2)	Incorporated by reference to the Form S-1/A, filed by the Company with the Securities and Exchange Commission on December 23, 2021
(3)	Incorporated by reference to the Form 8-K, filed by the Company with the Securities and Exchange Commission on March 10, 2022.
(4)	Incorporated by reference to the Form 8-K, filed by the Company with the Securities and Exchange Commission on March 28, 2022.
(5)	Incorporated by reference to the Form 8-K, filed by the Company with the Securities and Exchange Commission on April 26, 2022.
(6)	Incorporated by reference to the Form 8-K, filed by the Company with the Securities and Exchange Commission on May 4, 2022.
(7)	Incorporated by reference to the Form 8-K, filed by the Company with the Securities and Exchange Commission on May 25, 2022.
(8)	Incorporated by reference to the Form 8-K, filed by the Company with the Securities and Exchange Commission on June 1, 2022.
(9)	Incorporated by reference to the Form S-1/A, filed by the Company with the Securities and Exchange Commission on May 4, 2022
(10)	Incorporated by reference to the Form 8-K, filed by the Company with the Securities and Exchange Commission on June 29, 2022.
(11)	Incorporated by reference to the Form 8-K, filed by the Company with the Securities and Exchange Commission on September 7, 2022.
(12)	Incorporated by reference to the Form S-1, filed by the Company with the Securities and Exchange Commission on September 9, 2022.

(b) Financial Statement Schedules.

None.

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Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the Securities Act);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that the information required to be included in a post-effective amendment by paragraphs (a)(1)(i), (a)(1) (ii) and (a)(1) (iii) above may be contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona-fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser;

(i)	each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(ii)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x)) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in this Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this Registration Statement relating to the securities in this Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of this Registration Statement or made in a document incorporated or deemed incorporated by reference into this Registration Statement or prospectus that is part of this Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede, supplement or modify any statement that was made in this Registration Statement or prospectus that was part of this Registration Statement or made in any such document immediately prior to such effective date.

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(5)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. (6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser;

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 14, 2022.

By:	/s/ Rik Willard
Rik Willard
Chief Executive Officer, Principal Executive Officer and Director

By:	/s/ Virginia Mackin
Virginia Mackin
Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer(interim)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Rik Willard and Steven Saunders with full power to act alone and without the others, his true and lawful attorney-in-fact, with full power of substitution, and with the authority to execute in the name of each such person, any and all amendments (including without limitation, post-effective amendments) to this registration statement, to sign any and all additional registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file such registration statements with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Rik Willard
Rik Willard Chief Executive Officer, Principal Executive Officer and Director
September 14, 2022

By:	/s/ Steven Saunders
Steven Saunders
Chief Commercial Officer & Director
September 14, 2022

By:	/s/ Matthew Loeb
Matthew Loeb Chairman and Director
September 14, 2022

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